EXHIBIT 3.52

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY SCHWEPPES AMERICAS LLC”, CHANGING ITS NAME FROM “CADBURY SCHWEPPES AMERICAS LLC” TO “DPS AMERICAS BEVERAGES, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2008, AT 2:59 O’CLOCK P.M.

/s/ Harriet Smith Windsor

4254407 8100 080521381	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6579858 DATE: 05-09-08
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 05/08/2008
FILED 02:59 PM 05/08/2008
SRV 080521381 — 4254407 FILE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
CADBURY SCHWEPPES AMERICAS LLC
     FIRST. The name of the limited liability company is Cadbury Schweppes Americas LLC.
     SECOND. The Article “FIRST” of the Certificate of Formation is amended to read in its entirety as follows:
               “FIRST: The name of the limited liability company formed hereby (hereinafter referred to as the “Company”) is DPS Americas Beverages, LLC. The Company is being formed in connection with the conversion of Cadbury Schweppes Americas Inc. to a limited liability company (the “Conversion”), and is being filed simultaneously with the Certificate of Conversion of Cadbury Schweppes Americas Inc. to the Company.”
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation this 8th day of May, 2008.

/s/ James L. Baldwin
James L. Baldwin
Authorized Person